EXHIBIT 11


                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

                         EARNINGS PER SHARE CALCULATION

                                                            Years Ended December 31
                                             ------------------------------------------------------
                                                   1997              1996                1995
                                             ----------------    ---------------    ---------------
Weighted average number of shares
outstanding.                                      5,402,895           4,506,166          3,091,560

Net loss available for common and common
equivalent shares                             $  (5,678,215)      $  (4,780,191)     $  (2,412,488)

Basic and diluted loss per share              $       (1.06)      $       (1.06)     $       (0.78)
